Exhibit 99.4

Contacts:	Phillip D. Kramer	A. Patrick Diamond
	Executive Vice President and CFO	Director, Strategic Planning
	713/646-4560 — 800/564-3036	713/646-4487 — 800/564-3036
FOR IMMEDIATE RELEASE
Plains All American Pipeline Completes
Merger With Pacific Energy Partners
     (Houston — November 15, 2006) Plains All American Pipeline, L.P. (NYSE: PAA) announced today that it has successfully completed its merger with Pacific Energy Partners, L.P. (NYSE: PPX). Effective November 15, 2006, Pacific Energy has been merged into Plains All American and the former operating subsidiaries of Pacific Energy are now directly or indirectly owned by Plains All American.
     “We intend to recommend that our board of directors increase the annual distribution rate of the Partnership to $3.20 per unit effective with the next distribution in February 2007,” said Greg L. Armstrong, Chairman and Chief Executive Officer of Plains All American. Armstrong noted that effective with the declaration and payment in February 2007 of an annualized distribution of $3.20 per unit, PAA’s general partner will reduce the incentive distributions it would otherwise receive by $65 million in the aggregate over five years. The reduction will be equal to $20 million in 2007 and will increase PAA’s cash flow in excess of distributions available to fund internal growth projects.
     “Looking forward, we have developed a detailed integration plan for combining the two entities and are focused on successfully executing that plan and capturing the anticipated benefits of the transaction for our unitholders,” said Armstrong.
     Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation and crude oil gathering, marketing, terminalling and storage, as well as the marketing and storage of liquefied petroleum gas and other petroleum products, in the United States and Canada. Through its 50% ownership in PAA/Vulcan Gas Storage LLC, the Partnership is engaged in the development and operation of natural gas storage facilities. The Partnership’s common units are traded on the New York Stock Exchange under the symbol “PAA.” The Partnership is headquartered in Houston, Texas.
Forward Looking Statements
Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding the expected benefits of the Pacific Energy merger, including future distribution increases and growth and incentive distribution reductions. These statements are based on management’s current expectations and estimates; actual results may differ materially due to certain risks and uncertainties. These risks and uncertainties include, among other things: our failure to successfully integrate the respective business operations
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333 Clay Street, Suite 1600	Houston, Texas 77002	713-646-4100 / 800-564-3036

upon completion of the merger with Pacific or our failure to successfully integrate any future acquisitions; the failure to realize the anticipated cost savings, synergies and other benefits of the merger with Pacific; the success of our risk management activities; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit rating and ability to receive open credit from our suppliers and trade counterparties; abrupt or severe declines or interruptions in outer continental shelf production located offshore California and transported on our pipeline system; declines in volumes shipped on the Basin Pipeline, Capline Pipeline and our other pipelines by us and third party shippers; the availability of adequate third-party production volumes for transportation and marketing in the areas in which we operate; demand for natural gas or various grades of crude oil and resulting changes in pricing conditions or transmission throughput requirements; fluctuations in refinery capacity in areas supplied by our main lines; the availability of, and our ability to consummate, acquisition or combination opportunities; our access to capital to fund additional acquisitions and our ability to obtain debt or equity financing on satisfactory terms; risks associated with operating in lines of business that are distinct and separate from our historical operations; unanticipated changes in crude oil market structure and volatility (or lack thereof); the impact of current and future laws, rulings and governmental regulations; the effects of competition; continued creditworthiness of, and performance by, counterparties; interruptions in service and fluctuations in tariffs or volumes on third party pipelines; increased costs or lack of availability of insurance; fluctuations in the debt and equity markets, including the price of our units at the time of vesting under our Long-Term Incentive Plans; the currency exchange rate of the Canadian dollar; shortages or cost increases of power supplies, materials or labor; weather interference with business operations or project construction; general economic, market or business conditions; risks related to the development and operation of natural gas storage facilities and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil and liquefied petroleum gas discussed in the Partnership’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2006 and September 30, 2006.
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